Exhibit 99.1

Akers Biosciences and Premas Biotech Announce SARS CoV-2 Positive Proof of Concept Results

Thorofare, New Jersey, August 27, 2020/ — Akers Biosciences, Inc. (the “Company”) (NASDAQ: AKER), a developer of rapid health information technologies, today announced with its partner, Premas Biotech, positive proof of concept results from Animal Studies conducted during a 4 week test of its SARS-CoV-2 vaccine candidate in mice. The test had two primary endpoints, safety and immune response, both of which were met. The candidate was well tolerated and safe in mice that received the intramuscular injection. A robust immune response was also observed.

The study consisted of 50 mice, divided into 10 cohorts dosed with 5, 10 and 20 micrograms of the PRAK-03202 vaccine candidate. The vaccine candidate was generally well tolerated and safe at all doses, with no adverse events reported. The vaccine candidate was safe even at higher doses and generated a robust immune response against the three SARS-Cov2 antigens, S, E, and M. PRAK3202 elicited neutralizing antibody titers levels in all the dose cohorts starting from 5 microgram to 20 microgram dose regimens. After three doses in mice, all the groups’ cohorts showed binding antibody levels similar to convalescent patients’ levels.

Prabuddha Kundu, Co-Founder and Managing Director at Premas Biotech, commented: “We are happy to report that the vaccine candidate study in mice has gone on well, and the results are positive and encouraging. We have engaged with the regulatory authorities in India and are working towards the next steps under their guidance.”

Premas will seek to further characterize the immune response in the near term, while pursuing additional safety studies and later stage animal testing with the goal of an investigational new drug (IND) submission to follow in the U.S. Premas continues to be engaged formally with authorities and the Drug Controller in India. Both Akers and Premas are also communicating with regulators in the United States.

Christopher Schreiber, Executive Chairman of Akers, stated, “We are very encouraged by the immune response and safety milestones met in this study organized with our partner, Premas. We are currently moving towards enhanced dialogue with regulatory bodies in both India and the United States and look forward to communicating updates with our investors in the near term.”

About Premas Biotech

Premas Biotech develops novel technologies and partners with global biopharmaceutical companies to build and develop novel biotherapeutic & vaccine candidates. Premas’ key focus areas are infectious diseases, cancer, metabolic disorders and inflammation. Besides D-Crypt™ the difficult to express proteins expression platform, Premas’ leading technologies include Axtex-4D™: an ex-vivo tissueoid generation platform and C-Qwence™: a fully human naive India based scFv antibody library. Further information is available on the Company’s website: https://www.premasbiotech.com/

Contact email: contact@premasbiotech.com

About Akers Biosciences Inc.

Akers Biosciences is pursuing rapid development and manufacturing of a COVID-19 vaccine candidate in collaboration with Premas Biotech PVT Ltd.. In addition, the Company’s board of directors continues to evaluate strategic alternatives for the company to maximize shareholder value.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the company’s ability to achieve the expected benefits and costs of the transactions related to the acquisition of Cystron Biotech, LLC, including, the timing of, and the company’s ability to, obtain and maintain regulatory approvals for clinical trials of the company’s vaccine product candidate, the timing and results of the company’s planned clinical trials for its vaccine product candidate, the amount of funds the company requires for its vaccine product candidate, and the company’s ability to maintain its license with Premas Biotech PVT Ltd; challenges we may face in identifying, acquiring and operating new business opportunities; the outcome of litigation or other proceedings to which the company is subject or which it may become subject to in the future; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which the company operates; the company’s ability to retain and attract senior management and other key employees; the company’s ability to quickly and effectively respond to new technological developments; the company’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the company’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on the company’s results of operations, business plan and the global economy. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission, as may be supplemented or amended by the company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional information on the company and its products can be found at www.akersbio.com.

Contact:

Investor Relations: Hayden IR

Brett Mass, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com